Exhibit 8.2

New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP	212 450 4000 tel
450 Lexington Avenue	212 701 5800 fax
New York, NY 10017

June 27, 2014

Re:	Auris Medical Holding AG Common Shares Offering

Auris Medical Holding AG

Bahnhofstrasse 21

6300 Zug

Switzerland

Dear Ladies and Gentlemen:

We are acting as United States counsel to Auris Medical Holding AG, a corporation organized under the laws of Switzerland (the “Company”), in connection with the Company’s Registration Statement on Form F-1 filed with the United States Securities and Exchange Commission (the “Registration Statement”). We have examined such matters of fact and law as we have deemed necessary or advisable for the purpose of this opinion.

We hereby confirm our opinion set forth under the caption “Taxation – Material U.S. Federal Income Tax Considerations for U.S. Holders” in the Prospectus Supplement.

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States.

We hereby consent to the use of our name under the caption “Taxation” in the Prospectus Supplement and to the filing, as an exhibit to the Registration Statement, of this opinion.

In giving such consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

Davis Polk & Wardwell LLP